EXHIBIT 10.13

[Conti Complett Letterhead]

DISTRIBUTORSHIP AGREEMENT
by and between

1.	Parties
1.1

Conti Complett S.p.A., with registered offices in Milan, Italy, via Ludovico di Breme 11, acting through Mr. Stefano Conti (Managing Director)  (hereinafter referred to as “the Manufacturer”)

and

Speizman Industries Inc. – 701 Griffith Road P.O. Box 242108 – Charlotte U.S.A. acting through Mr. Bob Speizman (Managing Director)  (hereinafter referred to as “the   Distributor”).

2.	Scope of the Agreement
2.1

Manufacturer hereby appoints the Distributor, and Distributor accepts to sell the products which are better identified in Annex A hereto (hereinafter referred to as “Contract Products” within the territory hereinafter defined:

U.S.A. – CANADA

(hereinafter referred to as “the Territory) according to the terms and conditions hereinafter agreed between the parties.
Manufacturer’s obligations
3.	Purchase conditions - Prices
3.1	The sale of the Contract Products to Distributor shall be subject to the Manufacturer’s general conditions attached hereto (Annex D).
3.2	The price for the Contract Products shall be as indicated in Annex C hereto. On such price Distributor shall be entitled to the discount specified in Annex B.

The net prices will have to be paid within the terms indicated on each invoice. The Principal reserves the right to suspend the agreement if the Distributor doesn’t pay on time the amount due.
3.3	Manufacturer has the right to modify the price list (see annex c) informing Distributor with a reasonable advance.
4.	Exclusive rights
4.1	Manufacturer shall sell within the Territory solely to Distributor.
4.2	In exceptional cases, Manufacturer shall be entitled to make directed sales to customer established within the Territory.
4.3	In case of direct sales made by Manufacturer to customers recommended by Distributor, who will undertake every customer’s engagement, Distributor shall be entitled to receive such commission as indicated in Annex B, to be calculated in accordance with the provisions of Article 5, unless otherwise agreed between the parties.
4.4	If the Distributor shall not be able, within a period of 8 following months, sell any machine, the Manufacturer will have the possibility to revoke the exclusivity of the agreement with immediate effect.
5.	Commission on direct sales
5.1	Commission on direct sales referred to in Article 4.3 above shall be computed on the net amount of the applicable invoice after collection thereof and after deduction of accessory charges, including but not limited to transport and packing cost, customs duties, etc.
5.2	Commissions shall be paid to Distributor on quarterly basis, within the end of the following month and calculated on payments received in settlement of the relevant invoices.
5.3	Any tax, and dues due on commissions shall be paid by Distributor.
6.	Supply of Contract Product
6.1	Manufacturer shall do their best to support Distributor in introducing and selling the Contract Products.
6.2	Manufacturer may elect to accept or reject Distributor’s requests for supplies, depending on availability of goods and on their overall commercial policy.
6.3	If Manufacturer is unable to promptly meet the requests received, Distributor shall be immediately advised.

7.	Literature
7.1	Manufacturer shall supply Distributor with all the necessary literature concerning the Contract Products.
Distributor’s obligations
8.	Distributor’s obligations
8.1	Distributor shall sell within the Territory in their own name and their own account the Contract Products supplied by Manufacturer.
8.2	Subject to the specific obligations hereunder, Distributor shall promote the sales of the Contract Products within the Territory in the most effective way and according to Manufacturer’s general directions, and shall protect the Manufacturer’s interests with the ordinary diligence of a reasonable and prudent dealer.
8.3	Distributor shall not act on behalf of Manufacturer without the latter’s prior authorization in writing.
8.4	The Distributor is not authorized either to lease or let out to a third party machines manufactured and owned by Conti Complett, penalty being lawful cancellation of the contract.
9.	Harmonization of sales conditions
9.1	The parties shall agree on the steps required to harmonize their general sale conditions.
10.	Dealer prices
10.1	Unless otherwise agreed between the parties, Distributor shall do their best to observe and make their own purchasers-dealers observe the prices set by Manufacturer.
11.	Sales outside the Territory
11.1	Distributor shall not make any sales of new machines to customers located outside the Territory.
11.2	Distributor shall forward to Manufacturer all requests received from persons domiciled outside the Territory.

12.	Non-competition covenant
12.1	Distributor shall not, for the whole term of the Agreement, distribute or manufacture any new products which are like or similar to the Contract Products and shall not engage in any activities in competition with Manufacturer’s activity.
12.2	The provisions hereof may not be derogated from without Manufacturer’s written authorization.
13.	Manufacturer’s distinctive signs
13.1	The firm, corporate name or trade name of Manufacturer shall not be shown in the firm, corporate name or trade name of Distributor.
13.2	Distributor shall use Manufacturer’s distinctive signs for the sole purpose of identifying, advertising and selling the Contract Products, clearly indicating their own capacity as “Distributor”.
14.	Advertising – Fairs and exhibitions
14.1	Distributor undertakes to develop at their own expenses, unless otherwise agreed from time to time with Manufacturer, the required advertising actions for the Contract Products in the Territory.
14.2	Distributor’s participation in fairs and exhibitions and Manufacturer’s sharing in the related expense shall be previously agreed upon with Manufacturer in writing form only.
15.	Other Distributors or Agents
15.1	The Distributor has the right to collaborate in the territory with sub-agents.
16.	Technical assistance
16.1	Distributor shall at their own expenses provide their customers with adequate technical assistance for all Contract Products for which such technical assistance shall be required in the Territory, including installation of the product.
16.2	The Distributor shall keep at the disposal of the Manufacturer a trained technician for the machines in Annex A, within 3 months from the date of the contract, if not otherwise agreed.
16.3	For such purpose, Distributor shall maintain at their own expenses an adequate stock of spare parts to meet customers’ requirements.

16.4	For such purpose, Distributor shall maintain at their own expenses an adequate stock of spare parts to meet customers’ requirements.
17.	Warranty
17.1	Distributor shall be responsible for repairs and/or replacements as foreseen by the warranty conditions set by Manufacturer.
17.2	Manufacturer shall share in he expenses incurred by Distributor under the preceding sub-paragraph to the extent indicated in Annex E hereto.
18.	Fair competition
18.1	Distributor undertakes to abide by the rules of competition.
19.	Trademarks and patents
19.1	Distributor, their co-operators and dealers shall not alter the trade-marks of the products, spare parts and packing. Distributor undertakes to inform in due time Manufacturer of any news regarding infringements of manufacturer’s patent rights or any other action prejudicial to manufacturer’s interests.

Distributor shall co-operate with Manufacturer in conducting any actions taken or lawsuits brought for the protection of said rights.

20.	Term of the Agreement
20.1	This agreement has fixed duration. It is effective as of January 1st 2003 with expiry date on December 31 2003.
20.2	The agreement can be automatically renewed for subsequent 1 (one) year period unless terminated by either party, by registered letter, 3 (three) months before expiry date of each period.
20.3	The present agreement will come into force only after one original copy has been countersigned by Distributor and returned by registered letter to Manufacturer within 60 days from the date stated on the lead of the present agreement.
21.	Termination
21.1	Either party shall be entitled to terminate the Agreement, effective forthwith, for a just cause, by giving notice of such termination through registered letter with return receipt.
21.2	The following events shall be considered as a just cause for termination:
•	bankruptcy, composition width creditors or any other procedure for the relief of creditors entered against either party;

•	death or inability of Distributor;
•	any judgement entered in civil or criminal proceedings against the parties which may adversely affect their standing or prevent them from carrying on their activity.
•	payment overdue by 90 days unless different terms of payment have been previously negotiated in writing between the parties.
22.	Prohibition to use trade-marks of the manufacturer
22.1	After termination of the present agreement, Distributor undertakes, also on behalf of their co-operators and dealers, not to make any further use of Conti Complett or other trade-marks.
23.	Indemnity
23.1	Except in the event of the termination because of gross negligence of one of the parties, the termination of the Agreement shall not entitle either party to indemnity or damages whatsoever.
Final provisions
24.	Derogatory or supplementary covenants
24.1	Any covenant, which derogates from or is supplementary to the present Agreement shall be agreed upon in writing.
25.	Non-assignment of the Agreement
25.1	This agreement may not be assigned, either in whole or in part.
26.	Applicable law – Prevailing Text
26.1	This Agreement is governed by the Italian law.
26.2	In case of a dispute concerning the Agreement, even in case of litigation, the prevailing text is the one written in Italian. The English text is to be considered as a translation only.
27.	Jurisdiction
27.1	For any dispute relating to this Agreement, the Court of Milan shall have exclusive jurisdiction. Both parties recognize the Italian jurisdiction.

Annex A:          List of Contract Products

Annex B:          Discount on Product prices and commission on direct sales.

Annex C:          Prices for Contract Products

Annex D:          Manufacturer’s general conditions of sale

Annex E:          Warranty

Milan, October 1st 2002

/s/ Stefano Conti                                                                                  /s/ Robert S. Speizman

MANUFACTURER                                                                            THE DISTRIBUTOR
Conti Complett S.p.A.

[Conti Complett Letterhead]

Annex "A"	CONTRACT PRODUCTS

— — —	SOCK TOE CLOSING UNITS AND RELEVANT SPARE PARTS Mod. 222 (different versions) Sock Turning Device: STEP 2 Complementary devices

[Conti Complett Letterhead]

Annex "B"	DISCOUNT/COMMISSION

The discount on official price list (see Annex “C”) is:

MACHINES:                                       30%

COMPLEMENTARY DEVICES        20%

SPARE PARTS                                   20%

In case of direct sales as foreseen in ART .5,
and if not otherwise agreed, the commission
will be:

Machines:                                             20%

Complementary devices:                       15%

[Conti Complett Letterhead]

Annex "C"	PRICE LIST

MACHINES:               As per Current Price List

SPARE PARTS:          As per Current Price List

[Conti Complett Letterhead]

Annex "D"	GENERAL CONDITIONS OF SALE: PAYMENT TERMS

MACHINES:               Letter of credit at 60 days from AWB

SPARE PARTS:          Direct Remittance within 30 days after each quarter

[Conti Complett Letterhead]

Annex "E"	WARRANTY

The Manufacturer warrants that the products and spare parts are suitable for their intended purpose and without defects.

In any event, Manufacturer’s liability for defects shall not be in excess of the net price paid for the product or spare part concerned.

The warranty shall have a maximum validity term of 12 months from the date of invoice and shall apply to mechanical and electronic parts.

As far as the electronic parts are concerned, only malfunctions related to original building defects will be considered under warranty (no defects originated by wrong connections or bad use etc…will be included).